Exhibit 5

December 22, 2006

Vornado Realty Trust
888 Seventh Avenue
New York, New York  10019

Re:                               Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Maryland counsel to Vornado Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law arising out of the registration of 747,355 shares (the “Shares”) of common shares of beneficial interest, par value $.04 per share, of the Company (the “Common Shares”), covered by the above-referenced Registration Statement (the “Registration Statement”), substantially in the form to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”). The Shares may be issued upon the conversion of 747,355 Class A Units of limited partnership interest in Vornado Realty L.P., a Delaware limited partnership (the “OP”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.                                       The Registration Statement and the related form of prospectus included therein;

2.                                       The Contribution Agreement, dated as of December 19, 2005, by and among the Company, the OP, CESC Rosslyn L.L.C., Robert H. Smith and Robert P. Kogod, as amended by the Amendment to Contribution Agreement, dated June 27, 2005 (the “Contribution Agreement”);

3.                                       The Amended and Restated Declaration of Trust of the Company, as amended and supplemented (the “Declaration of Trust”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.                                       The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.                                       Resolutions adopted by the Board of Trustees of the Company relating to the execution, delivery and performance of the Contribution Agreement, certified as of the date hereof by an officer of the Company (the “Resolutions”);

6.                                       A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7.                                       The Second Amended and Restated Agreement of Limited Partnership of the OP, dated as of October 20, 1997 and as amended through the date hereof (the “OP Agreement”);

8.                                       A certificate executed by an officer of the Company, dated as of the date hereof; and

9.                                       Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.                                       Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.                                       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.                                       Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.                                       All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendments to any of the Documents, and there has been no waiver of any of the provisions of any of the Documents, by action or omission of the parties or otherwise.

5.                                       None of the Shares will be issued or transferred in violation of any ownership restrictions or limitations contained Article VI of the Declaration of Trust.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.                                       The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.                                       The Shares have been duly authorized for issuance and, when and if issued and delivered in the manner described in the Registration Statement, the OP Agreement, the Contribution Agreement and the Resolutions, will be (assuming that upon such issuance the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares authorized to be issued under the Declaration of Trust) validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ VENABLE LLP